______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________

ITEM 2.02: RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 5, 2010, GeoResources, Inc. issued a press release providing an operations update.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	GeoResources, Inc. Press Release dated January 5, 2010.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: January 8, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	GeoResources, Inc. Press Release dated January 5, 2010.

EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
    FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Operations Update

Houston, Texas, January 5, 2010 – GeoResources, Inc., (NASDAQ: GEOI), today provided an operations update.

BAKKEN SHALE
The Company holds a proportionate 10% - 18% working interest in approximately 110,000 net acres in the Bakken Shale trend of the Williston Basin.  Approximately 63,000 acres are located in Mountrail County, North Dakota, with the remainder located in adjacent counties.  To date, the Company has realized a 100% success rate with 41 successful wells drilled by its joint venture operator.  In addition, the Company owns minor working interests in more than 130 wells within the Bakken/Three Forks play.  Our joint venture continues to acquire acreage in this expanding play and is currently running three drilling rigs. We expect to have five drilling rigs working by the end of the month and into the spring. Thereafter, we expect four drilling rigs working continuously, but the drilling program could be expanded, pending drilling rig availability and performance.

The following table indicates recent activity.  Please refer to prior news releases for prior activity.  The Company reports joint venture and other wells where its interests are meaningful, but generally does not report numerous minor interest wells. With the significant acreage acquisitions in 2009, the pace of activity has increased and we expect to participate in more than 90 joint venture wells over the next two years, exclusive of the participation in numerous minor interest wells.

WELL NAME	SPACING UNIT (Acres)	WI	IP (BOPD) (24-hr test)	STATUS
3rd Qtr 2009
Minx #1-29H	640	9.90%	1,283	Producing
Coyote #1-32H	640	5.40%	1,383	Producing
Tempest #1-14H	640	5.00%	1,581	Producing
Fox #1-28H	640	14.40%	1,314	Producing
Bazooka #1-20H	640	10.74%	1,115	Producing
Zulu #1-21H (1)	640	13.08%	548	Producing
4th Qtr 2009
Goldeneye #2-2H	640	4.34%	1,823	Producing
Banshee #2-1H	640	5.41%	1,807	Producing
Skybolt #1-24H	640	5.40%	---	Completing
Stallion #2-1-12H	1,280	11.70%	---	Completing
Howitzer #1-25H	640	14.40%	---	Completing
Zephyr #1-36H	640	12.03%	---	Completing
Ripper #1-22H	640	5.27%	---	Completing
Cougar Fed #1-30H	640	12.19%	---	Drilling
Cannonball #1-27H	640	4.74%	---	Drilling
Jughead #1-26H	640	8.88%	---	Drilling
(1) Frac failure with only 4 of 18 frac sleeves operating properly.

Currently, the Company plans to participate in 13 wells through the first quarter of 2010 where it expects to have working interests ranging from 5% to 14%.  In addition, eight wells are currently scheduled in the 2nd quarter of 2010 where the Company expects to have working interests in the 5% to 10% range. Additional wells are expected to be scheduled and certain scheduled wells may be deferred in favor of higher working interest wells.

Completed well costs, including surface equipment and production facilities for single lateral wells drilled on 640 acre units are currently expected to be in the $3.4 to $3.7 million range.  Initial production rates have continued to move upward as the number of frac stages increase. Our recent wells drilled on 640 acre units have had 18 frac stages per well and our Stallion #2-1-12H will have a 36 stage frac.

The majority of our wells will continue to be drilled on 640 acre spacing units. In our view, the economics are attractive and acreage can be “proved up” and placed on production on an expedited basis.  However, we are scheduling 1,280 acre (and some larger) spacing units and have numerous locations which may result in or require such larger spacing units.

AUSTIN CHALK
The Company continues its successful exploitation of the Austin Chalk formation in Giddings Field, in Grimes County, Texas.  The Hutto Unit #1-H, a single lateral well, has been drilled and completed and is waiting on pipeline connection.  The well was drilled to a true vertical depth of 10,850 feet with a measured depth of 18,150 feet.  The well tested at rates exceeding 400 Bopd and 2.8 MMCFPD. Sales on the Hutto are expected to begin within the next week.  GeoResources is the operator and has a 52% working interest in this well. The Hutto and our next well, the McCleney Lavender which should spud within the next ten days, are located on the northwest side of our Grimes County acreage block where we expect the reserves to be more “oily” and result in about 50% oil and liquids.  To date, the Company has drilled 14 Austin Chalk wells and achieved a 100% success rate. Our present inventory includes 21 proved undeveloped and probable locations within the Giddings Field. Our working interest varies from 37% to 53%. At present, we expect to sequentially drill all locations with a single drilling rig, but we may accelerate development pending continued success and commodity prices. Our acreage position exceeds 68,000 acres, a majority of which is held by production and is prospective for the shallow Yegua and for the Eagle Ford Shale, Buda and Georgetown Formations.

MONTANA
In December, the Company participated in the drilling of the Anderson 1-32R well located in Richland County, Montana.  This well is a replacement of the Anderson 1-32 which was a Red River producer that had previously been plugged due to a mechanical failure.  At the time of the failure, the Anderson 1-32 was producing approximately 55 Bopd and had produced in excess of 580 Mbo and 385 Mmcf.  This well reached a total depth of 12,632’ and is currently being completed. The Company has an 18.65% working interest.

Comments:
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “Our Bakken program continues to achieve positive results and we have re-started our Austin Chalk drilling program with another successful well. We expect these activities to continue to deliver production and reserve growth as they have in the past. We currently have 21 joint venture Bakken wells scheduled for the first half of 2010.  In the Giddings Field, we expect to drill 5-6 wells in 2010 where we have working interests ranging from 37% -53%.”

Mr. Lodzinski further commented, “By specific design, our business strategy is to assemble a geographically and geologically diverse asset base which generates positive cash flow and earnings, as a platform for further profitable growth. With a solid base, we expand our acreage and drilling inventory and high-grade our portfolio.  We have deployed this strategy successfully in several prior public and private companies and have demonstrated the validity of our strategy in GeoResources since the reverse merger in 2007. As we enter 2010, we are actively expanding our acreage positions. We intend to continue to expand our acreage positions through direct lease acquisitions, asset and corporate acquisitions and farm-ins. Finally, our borrowing capacity, demonstrated access to capital markets and strong cash flow provides adequate liquidity and funding for our capital programs.”

About GeoResources, Inc.
GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read our 10-K/A for the year ended December 31, 2008 and the other  SEC reports of the Company and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).